Filed Pursuant to Rule 424(b)(3)

Registration No. 333-273494

Prospectus

Up to 5,394,068 shares of Common Stock

Pursuant to this prospectus, the selling stockholders identified herein (the “Selling Stockholders”) are offering on a resale basis an aggregate of up to 5,394,068 shares of common stock of NeuBase Therapeutics, Inc. (the “Company,” “we,” “us” or “our”), par value $0.0001 per share (the “Common Stock”), consisting of (a) up to an aggregate of 578,697 shares of Common Stock that are issuable upon exercise of unregistered long-term warrants (the “RD Series A Warrants”) (b) up to an aggregate of 578,697 shares of Common Stock that are issuable upon exercise of unregistered short-term warrants (the “RD Series B Warrants”), (c) up to an aggregate of 1,366,829 shares of Common Stock that are issuable upon exercise of unregistered pre-funded warrants (the “PIPE Pre-Funded Warrants”), (d) up to 1,366,829 shares of Common Stock that are issuable upon exercise of unregistered long-term warrants (the “PIPE Series A Warrants”), (e) up to 1,366,829 shares of Common Stock that are issuable upon exercise of unregistered short-term warrants (the “PIPE Series B Warrants”), in each of cases of (a) through (e) purchased pursuant to securities purchase agreements by and between us and the Selling Stockholders, each dated June 28, 2023 (the “Purchase Agreements”), and (f) up to 136,187 shares of Common Stock that are issuable upon the exercise of certain private placement warrants (the “Placement Agent Warrants”, together with the RD Series A Warrants, the RD Series B Warrants, the PIPE Pre-Funded Warrants, the PIPE Series A Warrants and the PIPE Series B Warrants, the “Warrants”) issued to designees of  H.C. Wainwright & Co., LLC, our placement agent (the “Placement Agent”) pursuant to an engagement letter in connection with the Purchase Agreements and the offerings contemplated thereunder.

We will not receive any of the proceeds from the sale by the Selling Stockholders of the Common Stock. Upon any exercise of the Warrants by payment of cash, however, we will receive the exercise price of the Warrants, which, if exercised in cash with respect to the 5,394,068 shares of Common Stock offered hereby, would result in gross proceeds to us of approximately $9.5 million. However, we cannot predict when and in what amounts or if the Warrants will be exercised by payments of cash and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds. In addition, upon exercise of any of the RD Series B Warrants or the PIPE Series B Warrants, we will pay the Placement Agent a cash fee equal to 8.0% of the gross proceeds received from the exercise of the RD Series B Warrants or the PIPE Series B Warrants (including a 1.0% management fee) and will also issue to the Placement Agent (or its designees) additional Placement Agent Warrants to purchase a number of shares of Common Stock equal to 7.0% of the aggregate number of shares of Common Stock issued upon such exercise of the RD Series B Warrants or the PIPE Series B Warrants.

The Selling Stockholders may sell or otherwise dispose of the Common Stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Stockholders may sell or otherwise dispose of the Common Stock covered by this prospectus in the section entitled “Plan of Distribution” on page 9. Discounts, concessions, commissions and similar selling expenses attributable to the sale of Common Stock covered by this prospectus will be borne by the Selling Stockholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the Common Stock with the Securities and Exchange Commission (the “SEC”).

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “NBSE.” On August 9, the last reported sale price of our Common Stock on the Nasdaq Capital Market was $0.88 per share.

Investing in our securities involves a high degree of risk. Before making any investment in these securities, you should consider carefully the risks and uncertainties described in the section entitled “Risk Factors” beginning on page 5 of this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 10, 2023

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About this Prospectus

This prospectus relates to the resale by the Selling Stockholders identified in this prospectus under the caption “Selling Stockholders,” from time to time, of up to an aggregate of 5,394,068 shares of Common Stock. We are not selling any shares of Common Stock under this prospectus, and we will not receive any proceeds from the sale of shares of Common Stock offered hereby by the Selling Stockholders, although we may receive cash from the exercise of the Warrants.

You should rely only on the information provided in this prospectus, including any information incorporated by reference. We have not authorized anyone to provide you with any other information and we take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. The information contained in this prospectus speaks only as of the date set forth on the cover page and may not reflect subsequent changes in our business, financial condition, results of operations and prospects.

We are not, and the Selling Stockholders are not, making offers to sell these securities in any jurisdiction in which an offer or solicitation is not authorized or permitted or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation. You should read this prospectus, including any information incorporated by reference, in its entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Cautionary Note Regarding Forward-Looking Statements

This prospectus and the documents incorporated herein by reference contain “forward-looking statements” by us within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act, including, without limitation, statements as to expectations, beliefs and strategies regarding the future. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and include, but are not limited to, statements relating to:

•	risks and uncertainties associated with our research and development activities, including our preclinical studies;

•	the potential effects of public health outbreaks, epidemics or pandemics, such as the coronavirus (COVID-19) pandemic;

•	the timing or likelihood of regulatory filings and approvals or of alternative regulatory pathways for our product candidates;

•	the potential market opportunities for commercializing our product candidates;

•	our expectations regarding the potential market size and the size of the patient populations for our product candidates, if approved for commercial use, and our ability to serve such markets;

•	estimates of our expenses, future revenue, capital requirements and our needs for additional financing;

•	our ability to continue as a going concern;

•	our ability to develop, acquire and advance our product candidates into, and successfully complete, preclinical studies and clinical trials and obtain regulatory approvals;

•	the implementation of our business model and strategic plans for our business and product candidates;

•	the initiation, cost, timing, progress and results of current preclinical studies and future preclinical studies and clinical trials, and our research and development programs;

•	the terms of future licensing arrangements, and whether we can enter into such arrangements at all;

•	timing and receipt or payments of licensing and milestone revenues or payments, if any;

•	the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates and our ability to operate our business without infringing the intellectual property rights of others;

•	regulatory developments in the United States and foreign countries;

•	the performance of our third party suppliers and manufacturers;

•	our ability to maintain and establish collaborations or obtain additional funding;

•	the success of competing therapies that are currently or may become available;

•	our financial performance; and

•	developments and projections relating to our competitors and our industry.

Any forward-looking statements should be considered in light of these factors. Words such as “anticipates,” “believes,” “forecasts,” “potential,” “goal,” “contemplates,” “expects,” “intends,” “plans,” “projects,” “hopes,” “seeks,” “estimates,” “strategy,” “continues,” “ongoing,” “opportunity,” “could,” “would,” “should,” “likely,” “will,” “may,” “can,” “designed to,” “future,” “foreseeable future” and similar expressions and variations, and negatives of these words, identify forward-looking statements. These forward-looking statements are based on the expectations, estimates, projections, beliefs and assumptions of our management based on information currently available to management, all of which are subject to change. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. Many of the important factors that will determine these results and values are beyond our ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements. Except as otherwise required by law, we do not assume any obligation to update any forward-looking statements.

In evaluating an investment in our securities, you should carefully consider the discussion of risks and uncertainties described under the heading “Risk Factors” contained in this prospectus, and under similar headings in other documents, including in our Annual Report on Form 10-K for the year ended September 30, 2022 and in other filings with the SEC, that are incorporated by reference in this prospectus. You should carefully read this prospectus, together with the information incorporated by reference in this prospectus as described under the headings “ “Where You Can Find More Information” and “Incorporation of Certain Information by Reference”, completely and with the understanding that our actual future results may be materially different from what we expect.

All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by our cautionary statements. The forward-looking statements included or incorporated by reference herein are made only as of the date of this prospectus (or as of the date of any such document incorporated by reference). We do not intend, and undertake no obligation, to update these forward-looking statements, except as required by law.

Prospectus Summary

The following summary highlights certain information contained elsewhere in this prospectus and the documents incorporated by reference herein. This summary provides an overview of selected information and does not contain all of the information you should consider in making your investment decision. Therefore, you should read the entire prospectus and the documents incorporated by reference herein carefully before investing in our securities. Investors should carefully consider the information set forth under “Risk Factors” beginning on page 5 of this prospectus and the financial statements and other information incorporated by reference in this prospectus.

Overview

We have designed, built, and validated a new technology platform (a peptide nucleic acid antisense oligonucleobase platform, which we call PATrOL™) that can uniquely Drug the Genome™ to address the three disease-causing mechanisms (i.e., gain-of-function, change-of-function, or loss-of-function of a gene), without the limitations of early precision genetic medicines. The technology is predicated on synthetic peptide nucleic acid (“PNA”) chemistry and can directly engage the genome in a sequence-specific manner and address root causality of diseases. These compounds operate by temporarily engaging the genome (or single and double-stranded RNA targets, if desired) and interacting with cellular machinery that processes mutant genes to halt their ability to manifest a disease.

We have repeatedly demonstrated in proof-of-concept preclinical animal studies the ability to address multiple disease-causing genes, and different causal mechanisms, to resolve the disease state without the limitations of early genetic medicine technologies. As further validation of our PATrOL™ platform’s capabilities, in FY2021 and FY2022, we described data illustrating that our first-in-class platform technology can address various types of causal insults by Drugging the Genome™ in animal models of a variety of human diseases after patient-friendly routes of administration and does so in a well-tolerated manner.

We are developing precision genetic medicines targeting rare, monogenic diseases for which there are no approved therapies, as well as more common genetic disorders, including cancers that are resistant to current therapeutic approaches. Our disclosed pipeline includes therapeutic candidates for the treatment of DM1, HD, as well as cancer-driving point mutations in KRAS, G12V and G12D, which are involved in many tumor types and have historically been “undruggable”. In October 2022, we announced plans to expand our focus to include the advancement of the differentiated gene editing capabilities of its platform. We are currently identifying and evaluating multiple indications for potential future development.

Recent Developments

Change in Year End

On April 21, 2023, our Board of Directors approved a change in our fiscal year end from September 30 to December 31, effective for the fiscal year beginning January 1, 2023 and ending December 31, 2023. As a result of the change in year end, we filed a Transition Report on Form 10-QT for the period from October 1, 2022 through December 31, 2022. Our 2023 fiscal year will run from January 1, 2023 through December 31, 2023.

Reverse Stock Split

As previously disclosed on a Current Report on Form 8-K filed on June 14, 2023, on June 14, 2023, we filed a Certificate of Amendment to our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to effect a 1-for-20 reverse stock split of our shares of Common Stock.

June 2023 Offerings

On June 28, 2023, we entered into a securities purchase agreement (the “Registered Direct Purchase Agreement”) with the selling stockholders identified herein (the “Selling Stockholders”) in connection with a registered direct offering (the “Registered Direct Offering”) and concurrent private placement with an institutional investor (the “Registered Direct Purchaser”). On June 28, 2023, we also entered into a securities purchase agreement (the “PIPE Purchase Agreement” and, together with the Registered Direct Purchase Agreement, the “Purchase Agreements”) and a registration rights agreement (the “Registration Rights Agreement”) with the Selling Stockholders in connection with a concurrent private placement (the “PIPE Private Placement”) with the same institutional investor (the “PIPE Purchaser” and, together with the Registered Direct Purchaser, the “Purchaser”).

Pursuant to the Registered Direct Purchase Agreement, we agreed to offer and sell in the Registered Direct Offering 187,700 shares of Common Stock and pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to an aggregate of 390,997 shares of Common Stock. The Pre-Funded Warrants have an exercise price of $0.001 per share, are immediately exercisable and can be exercised at any time after their original issuance until such Pre-Funded Warrants are exercised in full. Each share of Common Stock is being sold at an offering price of $2.57 per share, and each Pre-Funded Warrant is being sold at an offering price of $2.569, which is equal to the purchase price per share of Common Stock less $0.001.

Pursuant to the Registered Direct Purchase Agreement, in a concurrent private placement, we also agreed to issue the RD Series A Warrants to purchase up to an aggregate of 578,697 shares of Common Stock and the RD Series B Warrants to purchase up to an aggregate of 578,697 shares of Common Stock. Each RD Series A Warrant has an exercise price of $2.32 per share, is exercisable immediately upon issuance, and will expire five and one-half years following the date of issuance. Each RD Series B Warrant has an exercise price of $2.32 per share, is exercisable immediately upon issuance, and will expire 18 months following the date of issuance.

Pursuant to the PIPE Purchase Agreement, we agreed to offer and sell in the PIPE Private Placement unregistered pre-funded warrants (the “PIPE Pre-Funded Warrants”) to purchase up to an aggregate of 1,366,829 shares of Common Stock, at an offering price of $2.569. The PIPE Pre-Funded Warrants have an exercise price of $0.001 per share, are immediately exercisable and can be exercised at any time after their original issuance until such PIPE Pre-Funded Warrants are exercised in full. Pursuant to the PIPE Purchase Agreement, we also agreed to issue to the PIPE Purchaser unregistered long-term warrants to purchase up to 1,366,829 shares of Common Stock (the “PIPE Series A Warrants”) and unregistered short-term warrants to purchase up to 1,366,829 shares of Common Stock (the “PIPE Series B Warrants”). Each PIPE Series A Warrant has an exercise price of $2.32 per share, is exercisable immediately upon issuance, and will expire five and one-half years following the date of issuance. Each PIPE Series B Warrant has an exercise price of $2.32 per share, is exercisable immediately upon issuance, and will expire 18 months following the date of issuance.

We received aggregate gross proceeds of $5.0 million from the Registered Direct Offering and PIPE Private Placement (collectively, the “Offerings”), before deducting placement agent fees and other estimated offering expenses payable by us.

Pursuant to an engagement letter, dated as of June 12, 2023, as amended on June 28, 2023 (as amended, the “Engagement Letter”), between us and the Placement Agent, we agreed to pay the Placement Agent a cash fee equal to 8.0% of the gross proceeds received from the Purchaser (including a 1.0% management fee) and also agreed to issue to the Placement Agent (or its designees) Placement Agent Warrants to purchase up to 136,187 shares of Common Stock (which represents 7.0% of the aggregate number of shares of Common Stock, Pre-Funded Warrants and PIPE Pre-Funded Warrants sold in the Offerings) on substantially the same terms as the PIPE Series A Warrants and the PIPE Series B Warrants except that the exercise price of the Placement Agent Warrants is $3.2125 (or 125% of the offering price per share of Common Stock in the Registered Direct Offering) and an expiration date of June 28, 2028, which is the five-year anniversary of the commencement of the sales pursuant to the Offerings. We have also agreed to pay the Placement Agent in connection with the Offerings $75,000 for non-accountable expenses and $7,388.85 for clearing fees. Pursuant to the Engagement Letter, we also agreed that, upon exercise of any of the RD Series B Warrants or the PIPE Series B Warrants, we will pay the Placement Agent a cash fee equal to 8.0% of the gross proceeds received from the exercise of the RD Series B Warrants or the PIPE Series B Warrants (including a 1.0% management fee) and will also issue to the Placement Agent (or its designees) additional Placement Agent Warrants to purchase a number of shares of Common Stock equal to 7.0% of the aggregate number of shares of Common Stock issued upon such exercise of the RD Series B Warrants or the PIPE Series B Warrants.

Pursuant to the terms of the Registration Rights Agreement and the Engagement Letter we have agreed to register for resale the shares of Common Stock issuable upon the exercise of the RD Series A Warrants, the RD Series B Warrants, the PIPE Pre-Funded Warrants, the PIPE Series A Warrants, the PIPE Series B Warrants and the Placement Agent Warrants, in each case on or prior to July 28, 2023. We shall use commercially reasonable efforts to cause the registration statement covering the aforementioned securities to be declared effective as promptly as possible after the filing thereof, but in any event no later than the 60th calendar day following the date of the Registration Rights Agreement (or in the event of a full review by the Securities and Exchange Commission (the “SEC”), the 90th calendar day following the date of the Registration Rights Agreement). Failure by us to meet the filing deadlines and other requirements set forth in the Registration Rights Agreement may subject us to certain liquidated damages.

The Offerings closed on June 30, 2023.

Intention to Explore Strategic Alternatives

On August 3, 2023, we announced our intention to explore strategic alternatives. In connection therewith, following a comprehensive review of the Company's business, on July 28, 2023, our board of directors (the “Board”) approved a plan to halt further development of the Company's programs and to conduct a comprehensive exploration of strategic alternatives focused on maximizing shareholder value. As part of this evaluation process, our Board will explore potential strategic alternatives for the Company that may include, but are not limited to, an acquisition, merger, business combination, or other transaction. There can be no assurance that this evaluation process will result in the Company pursuing a transaction or that any transaction, if pursued, will be completed on attractive terms, if at all. The Board has not set a timetable for completion of this evaluation process and does not intend to disclose further updates unless and until it is determined that further disclosure is appropriate or necessary. The Board has also approved a reduction in workforce, designed to reduce costs and reallocate resources while maintaining the personnel needed to focus on activities relating to halting further development of the Company's programs and the pursuit of strategic alternatives.

Corporate Information

We were incorporated under the laws of the State of Delaware on August 4, 2009, as successor to BBM Holdings, Inc. (formerly known as Prime Resource, Inc., which was organized March 29, 2002 as a Utah corporation) pursuant to a reincorporation merger. On August 4, 2009, we reincorporated in Delaware as “Ohr Pharmaceutical, Inc.” On July 12, 2019, we completed a reverse merger transaction (the “Merger”) with NeuBase Corporation (formerly known as NeuBase Therapeutics, Inc.), a Delaware corporation, and, upon completion of the Merger, we changed our name to “NeuBase Therapeutics, Inc.” Shares of our Common Stock commenced trading on the Nasdaq Capital Market under the ticker symbol “NBSE” as of market open on July 15, 2019.

Our principal executive offices are located at 350 Technology Drive, Fourth Floor, Pittsburgh, PA 15219, and our telephone number is (412) 763-3350. Our website is located at www.neubasetherapeutics.com. Any information contained on, or that can be accessed through, our website is not incorporated by reference into, nor is it in any way part of, this prospectus and should not be relied upon in connection with making any decision with respect to an investment in our securities. We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain any of the documents filed by us with the SEC at no cost from the SEC’s website at http://www.sec.gov.

We are a “smaller reporting company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies in this prospectus as well as our filings under the Exchange Act.

The Offering

The Selling Stockholders identified in this prospectus are offering on a resale basis a total of 5,394,068 shares of Common Stock, consisting of (a) 578,697 shares of Common Stock underlying the RD Series A Warrants, (b) 578,697 shares of Common Stock underlying the RD Series B Warrants, (c) 1,366,829 shares of Common Stock underlying the PIPE Pre-Funded Warrants, (d) 1,366,829 shares of Common Stock underlying the PIPE Series A Warrants, (e) 1,366,829 shares of Common Stock underlying the PIPE Series B Warrants and (f) 136,187 shares of Common Stock underlying the Placement Agent Warrants, as more fully described below.

Common Stock to be offered by the Selling Stockholders	Up to 5,394,068 shares of Common Stock

Common Stock outstanding prior to this offering	2,083,143 shares of Common Stock as of July 21, 2023

Common Stock to be outstanding after this offering	7,477,211 shares of Common Stock, assuming the exercise of all of the Warrants.

Use of proceeds	We will not receive any proceeds from the sale of the shares of Common Stock by the Selling Stockholders, except for the Warrant exercise price paid for the Common Stock offered hereby and issuable upon the exercise of the Warrants. See “Use of Proceeds” on page 6 of this prospectus.

Risk factors	You should read the “Risk Factors” section beginning on page 5 of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our securities.

Nasdaq Capital Market symbol	Our Common Stock is listed on The Nasdaq Capital Market under the symbol “NBSE.” We do not intend to apply for listing of the Warrants on any securities exchange or nationally recognized trading system.

The number of shares of Common Stock to be outstanding after this offering is based on 2,083,143 shares of Common Stock outstanding as of July 21, 2023 and excludes the following as of such date:

•	314,672 shares of Common Stock issuable upon exercise of options outstanding as of July 21, 2023, with a weighted average exercise price of $55.91 per share;

•	189,750 shares of Common Stock issuable upon exercise of warrants outstanding as of July 21, 2023, with a weighted average exercise price of $2.57 per share;

•	19,823 shares of Common Stock issuable upon vesting of restricted stock unit awards outstanding as of July 21, 2023, with a weighted-average grant date fair value of $4.00 per share;

•	13,334 shares of Common Stock available for issuance pursuant to our 2016 Consolidated Stock Incentive Plan; and

•	122,328 shares of Common Stock available for issuance pursuant to our 2019 Stock Incentive Plan.

Risk Factors

Investing in our securities involves a high degree of risk. Before investing in our securities, you should carefully consider the risks, uncertainties and assumptions contained in this prospectus and discussed under the heading “Risk Factors” included in our Annual Report on Form 10-K for the year ended September 30, 2022, as revised or supplemented by subsequent filings, which are on file with the SEC and are incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks described in these documents are not the only ones we face, but those that we consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Our business, financial condition, results of operations and future growth prospects could be materially and adversely affected by any of these risks. In these circumstances, the market price of our Common Stock could decline, and you may lose all or part of your investment. Other than the following disclosed risk factors, there have been no material changes from the risk factors previously disclosed in our Annual Report on Form 10-K for the year ended September 30, 2022.

Risks Related to the Company

We are reviewing strategic alternatives and there can be no assurance that we will be successful in identifying or completing any strategic transaction, that any such strategic transaction will result in additional value for our stockholders or that the process will not have an adverse impact on our business.

On August 3, 2023, we announced that our Board had initiated a process to explore potential strategic alternatives, possibly including, but not limited to, an acquisition, merger, business combination or other transaction, aimed at increasing stockholder value. There can be no assurance that the review of strategic alternatives will result in the identification or consummation of any transaction. Our Board may also determine that our most effective strategy is to continue to execute on our current strategy. The Board has also approved a reduction in workforce, designed to reduce costs and reallocate resources while maintaining the personnel needed to focus on activities relating to halting further development of the Company's programs and the pursuit of strategic alternatives.

The process of reviewing strategic alternatives may be costly, time consuming and disruptive to our business operations and, if we are unable to effectively manage the process, our business, financial condition and results of operations could be adversely affected. We have incurred, and may in the future incur, significant costs associated with identifying, evaluating and negotiating potential strategic alternatives, such as legal, financial advisor and accounting fees and expenses and other related charges. We may also incur additional unanticipated expenses in connection with this process. A considerable portion of these costs will be incurred regardless of whether any such course of action is implemented or transaction is completed, decreasing cash available for use in our business. We do not intend to comment regarding the evaluation of strategic alternatives until such time as we have determined that further disclosure is necessary or appropriate.

There can be no assurance that any potential transaction, or series of transactions, or other strategic alternative, if consummated, will provide greater value to our stockholders than that reflected in the current price of our common stock. Until the review process is concluded, perceived uncertainties related to our future may impact our business performance and volatility in the market price of our common stock and may make it more difficult for us to attract and retain qualified personnel and key employees. Our Board has not set a timetable for the conclusion of this review, nor has it made any definitive decisions related to taking any further actions or potential strategic options at this time or at all.

Use of Proceeds

We will not receive any of the proceeds from the sale of the Common Stock by the Selling Stockholders. Certain of the shares offered hereby are issuable upon the exercise of the Warrants. Upon exercise of such Warrants for cash, we will receive the applicable cash exercise price paid by the holders of the Warrants for gross proceeds of approximately $9.5 million (assuming the full exercise of the Warrants). However, we cannot predict when and in what amounts or if the Warrants will be exercised by payments of cash and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds. In addition, upon exercise of any of the RD Series B Warrants or the PIPE Series B Warrants, we will pay the Placement Agent a cash fee equal to 8.0% of the gross proceeds received from the exercise of the RD Series B Warrants or the PIPE Series B Warrants (including a 1.0% management fee) and will also issue to the Placement Agent (or its designees) additional Placement Agent Warrants to purchase a number of shares of Common Stock equal to 7.0% of the aggregate number of shares of Common Stock issued upon such exercise of the RD Series B Warrants or the PIPE Series B Warrants.

We intend to use any proceeds received by us from the cash exercise of the Warrants for working capital and general corporate purposes.

Dividend Policy

We have never paid cash dividends on our Common Stock and we do not anticipate paying cash dividends in the foreseeable future, but intend to retain our capital resources for reinvestment in our business. Any future determination to pay cash dividends on our Common Stock will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and other factors as the board of directors deems relevant.

Determination of Offering Price

The prices at which the shares of Common Stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of our Common Stock or by negotiations between the Selling Stockholders and buyers of our Common Stock in private transactions or as otherwise described in “Plan of Distribution.”

Selling Stockholders

The Common Stock being offered by the Selling Stockholders are those previously issued to the Selling Stockholders, and those issuable to the Selling Stockholders, upon exercise of the Warrants. For additional information regarding the issuances of those shares of Common Stock and Warrants, see “Prospectus Summary—Recent Developments—June 2023 Offerings” above. We are registering the shares of Common Stock in order to permit the Selling Stockholders to offer the shares for resale from time to time. Except for the ownership of the shares of Common Stock and the Warrants, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the Selling Stockholders. The second column lists the number of shares of Common Stock beneficially owned by each Selling Stockholder, based on its ownership of the shares of Common Stock and Warrants, as of July 21, 2023, assuming exercise of the Warrants held by the Selling Stockholders on that date, without regard to any limitations on exercises.

The third column lists the shares of Common Stock being offered by this prospectus by the Selling Stockholders.

In accordance with the terms of a registration rights agreement with the Selling Stockholders, this prospectus generally covers the resale of the maximum number of shares of Common Stock issuable upon exercise of the Warrants, determined as if the outstanding Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the Registration Rights Agreement, without regard to any limitations on the exercise of the Warrants. The fourth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

Under the terms of the Warrants, a Selling Stockholder may not exercise the Warrants to the extent such exercise would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon exercise of such Warrants which have not been exercised. The number of shares in the second and fourth columns do not reflect this limitation. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)	Maximum Number of Shares of Common Stock to be Sold in this Offering	Number of Shares of Common Stock Beneficially Owned After Offering	Percentage of Shares Beneficially Owned after Offering(1)
Armistice Capital, LLC.(2)	5,671,052	5,257,881	413,171	5.5%
Michael Vasinkevich(3)	87,330	87,330	0	0%
Noam Rubinstein(3)	42,899	42,899	0	0%
Craig Schwabe(3)	4,596	4,596	0	0%
Charles Worthman(3)	1,362	1,362	0	0%

(1) The ability to exercise the Warrants and Pre-Funded Warrants, as applicable, held by the Selling Stockholders is subject to a beneficial ownership limitation that, at the time of initial issuance of the Warrants and Pre-Funded Warrants, as applicable, was capped at either 4.99% or 9.99% beneficial ownership of the Company’s issued and outstanding Common Stock (post-exercise). These beneficial ownership limitations may be adjusted up or down, subject to providing advanced notice to the Company. Beneficial ownership as reflected in the selling stockholder table reflects the total number of shares potentially issuable underlying the Warrants and Pre-Funded Warrants, as applicable, and does not give effect to these beneficial ownership limitations. Accordingly, actual beneficial ownership, as calculated in accordance with Section 13(d) and Rule 13d-3 thereunder may be lower than as reflected in the table.

(2) The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of Common Stock in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(3) The selling stockholder is affiliated with H.C. Wainwright & Co., LLC, a registered broker dealer with a registered address of H.C. Wainwright & Co., LLC, 430 Park Ave, 3rd Floor, New York, NY 10022, and has sole voting and dispositive power over the securities held. The number of shares beneficially owned prior to this offering consist of shares of Common Stock issuable upon exercise of placement agent warrants, which were received as compensation in connection with the concurrent Registered Direct Offering and the Private Placements consummated by us in June 2023. The selling stockholder acquired the placement agent warrants in the ordinary course of business and, at the time the placement agent warrants were acquired, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

Plan of Distribution

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales;
•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus. Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Description of Capital Stock

General Matters

The following description summarizes the most important terms of our capital stock. Because it is only a summary of the provisions of our certificate of incorporation, as amended (the “Certificate of Incorporation”), and bylaws, as amended (the “Bylaws”), it does not contain all of the information that may be important to you. For a complete description of the matters set forth in this “Description of Capital Stock,” you should refer to our Certificate of Incorporation and Bylaws, each of which are included as exhibits to the registration statement of which this prospectus is a part, and to the applicable provisions of Delaware law.

As of July 21, 2023, our authorized capital stock consisted of 250,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, $0.0001 par value per share.

Common Stock

Dividend Rights. We have never paid cash dividends on our Common Stock. Moreover, we do not anticipate paying periodic cash dividends on Common Stock for the foreseeable future. Any future determination about the payment of dividends will be made at the discretion of our board of directors and will depend upon its earnings, if any, capital requirements, operating and financial conditions and on such other factors as our board of directors deems relevant.

Preferred Stock

We currently have no outstanding shares of Preferred Stock. Under our Certificate of Incorporation, our board of directors has the authority, without further action by stockholders, to designate one or more series of Preferred Stock and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights granted to or imposed upon the Preferred Stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be preferential to or greater than the rights of our Common Stock.

Our board of directors may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control and may adversely affect the market price of the Common Stock and the voting and other rights of the holders of Common Stock.

Our board of directors may specify the following characteristics of any Preferred Stock:

•	the designation and stated value, if any, of the class or series of Preferred Stock;

•	the number of shares of the class or series of Preferred Stock offered, and the liquidation preference, if any, per share;

•	the dividend rate(s), period(s) or payment date(s) or method(s) of calculation, if any, applicable to the class or series of Preferred Stock;

•	whether dividends, if any, are cumulative or non-cumulative and, if cumulative, the date from which dividends on the class or series of Preferred Stock will accumulate;

•	the provisions for a sinking fund, if any, for the class or series of Preferred Stock;

•	the provision for redemption, if applicable, of the class or series of Preferred Stock;

•	the terms and conditions, if applicable, upon which the class or series of Preferred Stock will be convertible into Common Stock, including the conversion price or manner of calculation and conversion period;

•	voting rights, if any, of the class or series of Preferred Stock;

•	the relative ranking and preferences of the class or series of Preferred Stock as to dividend rights and rights, if any, upon the liquidation, dissolution or winding up of our affairs;

•	any limitations on issuance of any class or series of Preferred Stock ranking senior to or on a parity with the class or series of Preferred Stock as to dividend rights and rights, if any, upon liquidation, dissolution or winding up of our affairs; and

•	any other specific terms, preferences, rights, limitations or restrictions of the class or series of Preferred Stock.

Anti-Takeover Effects of Certain Provisions of our Certificate of Incorporation, Bylaws and the General Corporation Law of the State of Delaware

Certain provisions of Delaware law and our Certificate of Incorporation contain provisions that could make the following transactions more difficult: acquisition of our Company by means of a tender offer; acquisition of our Company by means of a proxy contest or otherwise; or removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our capital stock.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of our Company to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our Company outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”), which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly-held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the market price of the Common Stock.

Undesignated Preferred Stock

The ability to authorize undesignated Preferred Stock will make it possible for our board of directors to issue Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to change control of our Company. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our Company.

Elimination of Stockholder Action by Written Consent

Our Certificate of Incorporation eliminates the right of stockholders to act by written consent without a meeting.

Classified Board; Election and Removal of Directors; Filling Vacancies

Our board of directors are divided into three classes. The directors in each class serve for a three-year term, one class being elected each year by our stockholders, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. At all meetings of stockholders for the election of directors, a plurality of the votes cast is sufficient to elect each director. Our Certificate of Incorporation provides for the removal of any of our directors only for cause and requires a stockholder vote by the holders of at least 66 2/3% of the voting power of the then outstanding voting stock. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of the board, may only be filled by a resolution of the board of directors unless the board of directors determines that such vacancies shall be filled by the stockholders. This system of electing and removing directors and filling vacancies may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of our Company, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Choice of Forum

Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for: (a) any derivative action or proceeding brought on our behalf; (b) any action asserting a claim of breach of fiduciary duty owed by any director, officer, employee, agent or stockholder of ours to us or our stockholders, creditors or other constituents; (c) any action asserting a claim against us arising pursuant to the DGCL, the Certificate of Incorporation or the Bylaws; or (d) any action asserting a claim governed by the internal affairs doctrine. Such exclusive forum provision, however, does not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the choice of forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. It could apply, however, to a suit that falls within one or more of the categories enumerated in the choice of forum provision and asserts claims under the Securities Act inasmuch as Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. There is uncertainty as to whether a court would enforce this provision with respect to claims under the Securities Act.

However, the Certificate of Incorporation does not relieve us of our duty to comply with federal securities laws and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our compliance with these laws, rules and regulations. Our Certificate of Incorporation also provide that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and consented to this choice of forum provision.

This choice of forum provision in our Certificate of Incorporation may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our Company or our directors, officers or other employees, which may discourage such lawsuits against our Company and our directors, officers and other employees. In addition, stockholders who do bring a claim in the Court of Chancery in the State of Delaware could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near Delaware. Furthermore, the enforceability of similar choice of forum provisions in other companies’ governing documents has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Amendment of Charter Provisions

The amendment of any of the above provisions in our Certificate of Incorporation, except for the provision making it possible for our board of directors to issue undesignated Preferred Stock, would require approval by a stockholder vote by the holders of at least 66 2/3% of the voting power of the then outstanding voting stock.

The provisions of the DGCL and our Certificate of Incorporation could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of the Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Standard Registrar and Transfer Company. The transfer agent and registrar’s address is 440 East 400 South, Suite 200, Salt Lake City, UT 84111.

Listing

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “NBSE.”

Legal Matters

Certain legal matters relating to the issuance of the securities offered hereby will be passed upon for us by Paul Hastings LLP, Palo Alto, California.

Experts

The consolidated financial statements of NeuBase Therapeutics, Inc. as of September 30, 2022 and 2021, incorporated herein by reference in this prospectus and in the registration statement, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report, and are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Where You Can Find More Information

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public at the SEC’s Internet web site at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.neubasetherapeutics.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our Common Stock.

We have filed a registration statement, of which this prospectus is a part, covering the securities offered hereby. As allowed by SEC rules, this prospectus does not include all of the information contained in the registration statement and the included exhibits, financial statements and schedules. You are referred to the registration statement, the included exhibits, financial statements and schedules for further information. You should review the information and exhibits in the registration statement for further information about us and our subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

Incorporation of Certain Information by Reference

The SEC allows us to “incorporate by reference” the information we have filed with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. The documents we are incorporating by reference are:

•	Our Annual Report on Form 10-K for the year ended September 30, 2022, filed with the SEC on December 21, 2022;

•	Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2022, filed with the SEC on February 14, 2023 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 11, 2023;

•	Our Transitional Report on Form 10-QT for the quarter ended December 31, 2022, filed with the SEC on June 5, 2023;

•	Our Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that relate to such items) filed with the SEC on (i) October 3, 2022, (ii) October 14, 2022, (iii) October 24, 2022, (iv) December 29, 2022, (v) March 29, 2023, (vi) April 24, 2023, (vii) May 18, 2023, (viii) June 14, 2023, (ix) June 30, 2023, (x) July 31, 2023 and (xi) August 3, 2023 (other than with respect to Item 7.01 and Exhibit 99.1 thereto); and

•	The description of our Common Stock set forth in Exhibit 4.5 to our Annual Report on Form 10-K for the year ended September 30, 2019 (File No. 001-35963), filed with the SEC on January 10, 2020, including any amendments or reports filed for the purpose of updating such description.

All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any report or document that is not deemed filed under such provisions, (1) on or after the date of filing of the registration statement containing this prospectus and prior to the effectiveness of the registration statement and (2) on or after the date of this prospectus until the earlier of the date on which all of the securities registered hereunder have been sold or the registration statement of which this prospectus forms a part has been withdrawn, shall be deemed incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of those documents and will be automatically updated and, to the extent described above, supersede information contained or incorporated by reference in this prospectus and previously filed documents that are incorporated by reference in this prospectus.

Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02, 7.01 or 9.01 of Form 8-K.

Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus is delivered a copy of any or all of the reports or documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference herein). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: NeuBase Therapeutics, Inc., 350 Technology Drive, Fourth Floor, Pittsburgh, PA 15219, telephone: (412) 763-3350. We maintain a website at www.neubasetherapeutics.com. You may access our definitive proxy statements on Schedule 14A, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and periodic amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus. We have not authorized anyone to provide you with any information that differs from that contained in this prospectus. Accordingly, you should not rely on any information that is not contained in this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of the front cover of this prospectus.

NeuBase Therapeutics, Inc.

Up to 5,394,068 shares of Common Stock

PROSPECTUS

August 10, 2023